AMENDED SCHEDULE A

DATED FEBRUARY 27, 2024

TO THE ADVISORS’ INNER CIRCLE FUND II

ETF DISTRIBUTION PLAN

DATED NOVEMBER 14, 2023

Pursuant to Section 1 of the Plan and subject to any limitations imposed by FINRA Rule 2341, distribution fees for the following Fund(s), and/or classes thereof, if applicable, shall not exceed the amounts listed below:

Fund	Fee
CastleArk Large Growth ETF	0.25%
Cullen Enhanced Equity Income ETF	0.25%